Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2018 (except for the effect of the reverse stock split discussed in the third paragraph of Note 13 to the financial statements, as to which the date is April 23, 2018), in the Registration Statement (Form S-1) and related Prospectus of Inspire Medical Systems, Inc. dated December 4, 2018.

/s/Ernst & Young LLP

Minneapolis, Minnesota

December 4, 2018